                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                     WALTER INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                                                              September 11, 2000

To Our Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of Walter Industries, Inc. (the "Company") to be held at 10:00 A.M. local time, on Thursday, October 19, 2000, at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida, 33607.

    As discussed in the accompanying Proxy Statement, stockholders will be asked to consider and approve proposals to (1) elect nine directors to the Board of Directors and (2) ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the fiscal year ending May 31, 2001. In addition, one stockholder proposal will be acted on at the Annual Meeting.

    The Board of Directors urges you to sign, date and return your proxy in the addressed envelope enclosed for your convenience so that as many shares as possible may be represented at the Annual Meeting. The giving of the proxy will not affect your right to attend the meeting or, if you choose to revoke the proxy, your right to vote in person.

                                          Sincerely,

                                          /s/ Donald N. Boyce
                                          Donald N. Boyce
                                          Interim Chairman of the Board,
                                          President and Chief Executive Officer

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 19, 2000

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Walter Industries, Inc. (the "Company"), a Delaware corporation, will be held on Thursday, October 19, 2000 at 10:00 A.M., local time, at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida, 33607, for the following purposes:

    1. to elect nine members to the Board of Directors to serve for the ensuing year;

    2. to ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the fiscal year ending May 31, 2001;

    3. to vote upon one stockholder proposal which is described in the accompanying proxy statement; and

    4. to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

    Only stockholders of record at the close of business on August 21, 2000 are entitled to notice of and to vote at the Annual Meeting. The Annual Report of the Company for the fiscal year ended May 31, 2000 is enclosed.

    The mailing address of the principal executive offices of the Company is Post Office Box 31601, Tampa, Florida 33631-3601.

    Your attention is invited to the Proxy Statement on the following pages.

                                          By Order of the Board of Directors

                                          /s/ Edward A. Porter
                                          EDWARD A. PORTER
                                          Secretary

Tampa, Florida
September 11, 2000

                            WALTER INDUSTRIES, INC.
                         1500 North Dale Mabry Highway
                              Tampa, Florida 33607

                                PROXY STATEMENT

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Walter Industries, Inc. (the "Company") of proxies for the Annual Meeting of Stockholders of the Company to be held on October 19, 2000 at 10:00 a.m., local time, at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida, 33607 and any adjournments thereof (the "Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

                                   THE PROXY

    The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail, the Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in doing so. The Company may use the services of its officers and other employees of the Company who will receive no compensation for their services, other than their regular compensation, to solicit proxies personally, by telephone or by facsimile transmission.

    This Proxy Statement and enclosed proxy is first being mailed to stockholders on or about September 11, 2000.

    The close of business on August 21, 2000 has been fixed by the Board of Directors as the record date (the "Record Date") for determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date there were issued and outstanding 46,338,892 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"). Each stockholder is entitled to one vote for each share of stock held. The presence in person or by proxy of a majority of the shares of Common Stock issued and outstanding on the Record Date is required for a quorum. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve the proposal regarding the election of directors. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the fiscal year ending May 31, 2001. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve the stockholder proposal regarding liquidation of the Company.

    If the enclosed proxy is properly signed and returned and not revoked, the shares represented thereby will be voted at the Annual Meeting. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted accordingly. If the stockholder does not specify in the proxy how the shares are to be voted, the shares will be voted FOR the election of the director nominees named in this Proxy Statement, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the fiscal year ending May 31, 2001 and AGAINST the stockholder proposal.

    A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by giving written notice revoking it or by giving a later proxy, in either case delivered by mail to the Secretary of the Company. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

    The Stockholders' Agreement dated as of March 17, 1995 between the Company and The Celotex Corporation ("Celotex"), solely in its capacity as the Celotex Settlement Fund Recipient (the "Stockholders Agreement"), under and as defined in the Second Amended and Restated Veil Piercing Settlement

Agreement dated as of November 22, 1994 (the "Veil Piercing Settlement Agreement"), provides that Celotex or its successor will vote the shares of Common Stock held by said fund for and/or against each matter in proportion to the votes cast by the other holders of Common Stock who voted. The Common Stock held by the Celotex Settlement Fund Recipient was transferred to the Asbestos Settlement Trust (the "Celotex Trust") on May 30, 1997, and the rights and obligations of Celotex under the Stockholders' Agreement were subsequently assumed by the Celotex Trust. The Company will advise the Celotex Trust of the proportion of such votes and the Celotex Trust shall have no responsibility for the determination thereof. The Celotex Trust is obligated to be present in person or by proxy at all meetings of holders of Common Stock so that all shares of Common Stock owned by the Celotex Trust may be counted for the purpose of determining the presence of a quorum at such meetings. See "Security Ownership of Management and Principal Stockholders--Ownership of Principal Stockholders" herein for information concerning the Celotex Trust's ownership of Common Stock.

    The Annual Report of the Company for the year ended May 31, 2000, which includes the audited financial statements for such year, is enclosed with this Proxy Statement.

    IN ORDER THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AT THIS MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO PLEASE SIGN, DATE AND MAIL THE PROXY PROMPTLY.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

NOMINEES

    A board of nine (9) directors is to be elected at the Annual Meeting. The nine (9) nominees for election as directors are named below, all of whom are presently directors of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified. Management believes these nominees include seasoned business executives with experience in business restructuring and focusing, which will benefit the Company.

    The names of the nominees and certain information about them are set forth below:

                                                                         SERVED AS DIRECTOR
NAME                                                            AGE      OF THE COMPANY FROM
----                                                          --------   -------------------
Robert F. Amter.............................................     61             2000

Donald N. Boyce.............................................     62             1998

Howard L. Clark, Jr.........................................     56             1987

Perry Golkin................................................     46             1987

James L. Johnson............................................     73             1995

Scott C. Nuttall............................................     27             2000

Wayne W. Robinson...........................................     40             2000

Neil A. Springer............................................     62             2000

Michael T. Tokarz...........................................     50             1987

    ROBERT F. AMTER was appointed to the Board of Directors on August 3, 2000. Mr. Amter has been Chief Executive Officer of Amter & Associates since 1991.

    DONALD N. BOYCE has been a director of the Company since August 18, 1998 and was appointed Interim Chairman of the Board, President and Chief Executive Officer on August 3, 2000. Mr. Boyce was Chairman of the Board of IDEX Corporation from April 1, 1999 until March 31, 2000 and was Chief Executive Officer of IDEX Corporation from January 1988 until March 31, 1999. Mr. Boyce also is a director of United Dominion Industries, Ltd.

    HOWARD L. CLARK, JR. has been Vice Chairman of Lehman Brothers Inc., an investment-banking firm, since February 1993; prior thereto Mr. Clark served as Chairman and Chief Executive Officer of Shearson Lehman Brothers Inc. Prior thereto Mr. Clark was an Executive Vice President and Chief Financial Officer of American Express Company, a financial services firm. Mr. Clark also is a director of Lehman Brothers Inc., Maytag Corporation and White Mountains Insurance Group, Ltd.

    PERRY GOLKIN has been a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. L.P. since
January 1996. Mr. Golkin was a general partner of Kohlberg Kravis Roberts & Co. L.P. from January 1995 to January 1996. Prior to 1995 Mr. Golkin was an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Golkin also is a director of PRIMEDIA Inc. Mr. Golkin was a director of the Company from 1987 to March 2, 1995. On November 14, 1995, he was re-elected a director of the Company.

    JAMES L. JOHNSON has been Chairman Emeritus of GTE Corporation since 1992. From April 1988 to May 1992 he was Chairman and Chief Executive Officer of GTE. Mr. Johnson also is a director of

CellStar Corporation, The FINOVA Group Inc., Harte-Hanks Communications Inc., MONY Group and Valero Energy Corp.

    SCOTT C. NUTTALL was appointed to the Board of Directors on August 3, 2000. Mr. Nuttall has been an associate of Kohlberg Kravis Roberts & Co. since 1996. From 1995 to 1996, Mr. Nuttall was an executive with the Blackstone Group.
Mr. Nuttall also is a director of Kinder Care Learning Centers.

    WAYNE W. ROBINSON was appointed to the Board of Directors on August 3, 2000. Mr. Robinson has been the Chairman and Chief Executive Officer of United Fixtures Company since 1998. From 1996-1998 Mr. Robinson served as President and Chief Executive Officer of Allied Foods, Inc., and from 1994 to 1996
Mr. Robinson was the General Manager-Manufacturing of GE Power Delivery for the General Electric Company.

    NEIL A. SPRINGER is managing director of Springer & Associates LLC which was established in 1994. Mr. Springer also is a director of IDEX Corporation and US Freightways.

    MICHAEL T. TOKARZ has been a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. L.P. since January 1996. Mr. Tokarz was a general partner of Kohlberg Kravis Roberts & Co. L.P. from January 1993 to January 1996. Prior to 1993 Mr. Tokarz was an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Tokarz also is a director of Evenflo Company, Inc., IDEX Corporation, KSL Recreation Corporation,
PRIMEDIA Inc. and Spalding Holdings Corporation.

    In order to be elected, a nominee must receive the vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. Abstentions from voting, as well as broker non-votes, will be considered as votes cast against and therefore will have the same effect as a vote against the election of directors. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the election of the nominees listed above.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES SET FORTH ABOVE.

                                  PROPOSAL TWO

TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT CERTIFIED
                 PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING
                                  MAY 31, 2001

    The Board has appointed PricewaterhouseCoopers LLP as independent certified public accountants for the fiscal year ending May 31, 2001. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting. He will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions. PricewaterhouseCoopers LLP has served as independent certified public accountants for the Company since its formation in 1987.

    The appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the fiscal year ending May 31, 2001 will be ratified if approved by the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting under Delaware law. Abstentions from voting, as well as broker non-votes, will be considered as votes cast against the proposal and, therefore, will have the same effect as a vote against the appointment of PricewaterhouseCoopers LLP as independent certified public accountants. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the fiscal year ending May 31, 2001.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MAY 31, 2001.

                              CORPORATE GOVERNANCE

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended May 31, 2000, there were seven (7) meetings of the Board, three (3) meetings of the Audit Committee and five (5) meetings of the Compensation Committee. The Nominating Committee did not meet.

    All of the incumbent directors attended at least 75% of the combined number of Board meetings and meetings of Committees of which they were members that were held during the fiscal year ended May 31, 2000. Messrs. Amter, Nuttall, Robinson and Springer were appointed to the Board on August 3, 2000.

    The Audit Committee adopted a written charter on May 26, 2000 in compliance with the rules of the New York Stock Exchange. The charter provides that the Audit Committee shall assist the Board of Directors in fulfilling its responsibility to the Company's stockholders relating to the Company's financial reporting process and systems of internal control. The Audit Committee is also responsible for determining whether the Company's financial systems and reporting practices are in accordance with applicable requirements. The Audit Committee has the authority to institute special investigations and to retain special counsel or experts as it deems appropriate. The present members of the Committee are Howard L. Clark, Jr., Chairman, James L. Johnson and Neil A. Springer.

    The Compensation Committee is responsible for reviewing and approving officer and executive salaries of the Company and its subsidiaries in amounts over $150,000 annually and for reviewing and recommending for approval by the Board executive and key employee compensation plans, including incentive compensation, stock incentives and other benefits. The Committee consists of directors who are not and never have been employees of the Company. The present members of the Committee are James L. Johnson, Chairman, Howard L. Clark, Jr., and Perry Golkin.

    The Nominating Committee is responsible for establishing the criteria for and the qualifications of persons suitable for nomination as directors and reporting its recommendations to the Board. The Nominating Committee will consider candidates for nominees for election as directors of the Company submitted by stockholders. Any stockholder who wishes to have the Committee consider a candidate is required to give written notice of the stockholder's intention to make such a nomination. Notices of nomination for the fiscal year ending May 31, 2001 must be received by the Company's Secretary at the address on the first page of this Proxy Statement no earlier than July 1, 2001 and no later than July 21, 2001. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination, as set forth in the Company's by-laws. A proposed nomination which does not comply with the above requirements will not be considered. The present members of the Committee are Perry Golkin, Chairman, James L. Johnson, and Michael T. Tokarz.

DIRECTORS' COMPENSATION

    No directors' fees are paid to directors who are full-time employees of the Company or any of its subsidiaries. For the fiscal year ended May 31, 2000 non-employee directors of the Company were paid retainer fees of $25,000 per year. Committee Chairmen received an additional retainer fee of $5,000 per year. Each non-employee director also received a fee of $1,500 for each Board or Committee meeting attended and was reimbursed for travel and lodging expenses.

    On April 11, 1995, the Board approved and adopted the Walter
Industries, Inc. Directors' Deferred Fee Plan under which non-employee directors may elect to defer all or a portion of their director's fees. The deferred fees, at each electing director's option, are credited to either an income account or a stock equivalent account or divided between the two accounts. If a director elects the income account, the director's fees otherwise payable are credited as a dollar amount to the director's income account on the date such fees would otherwise have been paid. If a director elects the stock equivalent account, director's fees otherwise payable are converted to stock equivalent shares equal in number to the maximum number of shares of Common Stock, or fraction thereof (to the nearest one hundredth
( 1/100) of one share), which could be purchased with the dollar amount of such fees at the closing market price of the Common Stock on the date such fees would otherwise have been paid, or if that date is not a trading date, on the next trading date. The income account is credited quarterly with interest at the prime rate, and the stock equivalent account is credited with stock equivalent shares equal in number to the maximum number of shares of Common Stock, or fraction thereof (to the nearest one hundredth ( 1/100) of one share), which could have been purchased with the cash dividend, if any, which would have been payable had the participant been the actual owner of the number of shares of Common Stock credited to his account immediately prior to such dividend. Payments under the Deferred Fee Plan begin upon the later of the termination of the director's services as a director or date of retirement from the director's principal occupation or employment in such number of annual installments as shall be determined by the Company. Payments from the income account are made in cash, and payments from the stock equivalent account are made in cash at the Common Stock's then current market value, or, at the Company's option, in shares of Common Stock. As of August 21, 2000, none of the incumbent directors had elected to participate in the Directors' Deferred Fee Plan.

CERTAIN RELATIONSHIPS AND CERTAIN RELATED TRANSACTIONS

    In May 2000, Lehman Brothers Inc. acted as an underwriter in connection with the public issuance by Mid-State Trust VIII, an affiliate of the Company, of $386,500,000 of Mid-State Trust VIII asset-backed notes, for which Lehman Brothers Inc. received underwriting commissions and fees of $390,000.

    In connection with the resignation of Kenneth E. Hyatt as Chairman, Chief Executive Officer and President of the Company effective March 23, 2000,
Mr. Hyatt entered into a Retirement and Consulting Agreement with the Company which included the following provisions: a severance payment to him of $3.9 million in April 2000; the right to exercise all outstanding options (whether or not yet exercisable); deferred compensation of $100,000 for each of the three years following his resignation in lieu of the contributions that the Company would have made on his behalf to the Company's Profit Sharing and Supplemental Profit Sharing Plans had he not resigned from the Company; and office space and secretarial support until he commences other employment. The Agreement also provides that for a period of three years from his resignation, Mr. Hyatt will be paid an annual consulting fee of $100,000 and will render to the Company such services of an advisory or consulting nature as the Company may reasonably require. The Agreement also contains a covenant prohibiting, during the term of the Agreement and for a period of one year after its termination, Mr. Hyatt's engagement in a business in competition with the Company or its subsidiaries.

    Upon his appointment as Chairman of the Board, Chief Executive Officer and President of the Company on April 24, 2000, Robert G. Burton purchased from the Company 242,425 shares of Common Stock at an aggregate purchase price of $2,000,006. Mr. Burton resigned on August 2, 2000. In connection with his resignation, Mr. Burton entered into a Separation Agreement with the Company pursuant to which: the Company purchased 242,425 shares of Common Stock owned by Mr. Burton at an aggregate price of $2,000,006; Mr. Burton received a lump sum payout of $2,353,222 in cash; and Mr. Burton forfeited options to acquire 1,000,000 shares of Common Stock previously granted to him.

    In connection with the resignation of Richard E. Almy, Executive Vice President and Chief Operating Officer, on June 21, 2000, the Company entered into a Separation Agreement with Mr. Almy which includes the following provisions: a payment of $230,000, representing a bonus payment for the fiscal year ended May 31, 2000 under the Company's Annual Incentive Plan for Key Employees; payments of $230,000 in August 2001 and August 2002; salary continuation of $400,000 per year for two years; executive outplacement services for up to 12 months; and a payment of $60,000 in lieu of any contributions the Company would have made on his behalf to the Company's Profit Sharing and Supplemental Profit Sharing Plans had he not resigned from the Company.

    In connection with the resignation of Arthur W. Huge, Executive Vice President and Chief Financial Officer, on May 8, 2000, the Company entered into a Separation Agreement with Mr. Huge which includes the following provisions: a payment of $325,004 on May 18, 2000, representing a guaranteed bonus of $150,000 and a payment of $175,004 for the value of certain stock grants forfeited upon his resignation; salary continuation of $400,000 per year for two years; executive outplacement services in the amount of $2,500; a payment of $148,500 representing payment in full of the Company's obligation for the purchase of an annuity as provided in Mr. Huge's employment agreement; and a payment of $60,000 in lieu of any contributions the Company would have made on his behalf to the Company's Profit Sharing and Supplemental Profit Sharing Plans had he not resigned from the Company.

    The Company entered into a consulting agreement with the Company's former Chairman Emeritus, James W. Walter, effective upon his retirement on October 6, 1995. In October 1999 the agreement expired and the agreement was extended for an additional period of one year. Mr. Walter died on January 6, 2000 and prior to his death was paid $87,000 in consulting fees during the fiscal year ended May 31, 2000.

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation paid to or accrued by the Company for the account of (i) each of the individuals who served as the Chief Executive Officers of the Company during the fiscal year ended May 31, 2000, (ii) each of the next four most highly compensated individuals who were serving as executive officers of the Company as of May 31, 2000 and (iii) one additional individual for whom disclosure would have been provided pursuant to clause (ii) above but for the fact that such individual was not serving as an executive officer of the Company as of May 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                                  ------------
                                          YEAR        ANNUAL COMPENSATION          SECURITIES
                                         ENDED     -------------------------       UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION              MAY 31    SALARY ($)      BONUS ($)      OPTIONS (#)       COMPENSATION($)(1)
---------------------------             --------   ----------      ---------      ------------      ------------------
Robert G. Burton(2)...................    2000        93,750              0        1,000,000(3)                  0
  Former Chairman of the Board, Chief     1999        (2)            (2)             (2)                 (2)
  Executive Officer and President         1998        (2)            (2)             (2)                 (2)

G. Robert Durham(2)...................    2000             0              0           40,000                     0
  Former Chairman of the Board, Chief     1999        (2)            (2)             (2)                 (2)
  Executive Officer and President         1998        (2)            (2)             (2)                 (2)

Kenneth E. Hyatt(2)...................    2000       547,100              0          100,000             3,916,670(a)
  Former Chairman of the Board, Chief     1999       615,000        600,000          100,000               105,771(b)
  Executive Officer and President         1998       576,000        600,000                0                98,439(b)

Richard E. Almy(4)....................    2000       350,000        230,000           50,000(5)                  0(b)
  Former Executive Vice President         1999       300,000        230,000           50,000                50,556(b)
  and Chief Operating Officer             1998       273,000        190,000                0                44,938(b)

Ralph E. Fifield(6)...................    2000       262,946        275,000           35,500                      (c)
  Executive Vice President of the         1999       239,493        240,000           50,000                15,676(c)
  Company and President of United         1998       230,000        115,000           50,000                15,471(c)
  States Pipe and Foundry Company,
  Inc., a subsidiary of the Company

Peter Scott-Hansen(7).................    2000       330,815        177,266           25,000(8)             14,600(d)
  Former President of Applied             1999       306,200        110,766           10,000                14,600(d)
  Industrial                              1998       205,000        144,320           30,000               220,454(d)
  Materials Corporation, a subsidiary
  of the
  Company

Arthur W. Huge(9).....................    2000       404,889        200,000(10)            0               256,772(e)
  Former Executive Vice President and     1999        (9)            (9)             (9)                 (9)
  Chief Financial Officer                 1998        (9)            (9)             (9)                 (9)

Robert W. Michael.....................    2000       212,500        250,000           30,000                      (b)
  Senior Vice President and               1999       204,212        170,000           30,000                35,189(b)
  Group Executive; President of           1998       194,107        150,000                0                33,220(b)
  Jim Walter Homes, Inc., a
  subsidiary of the Company

--------------------------

(1) This column consists of the following:

    (a) A severance payment to Mr. Hyatt on April 4, 2000 of $3.9 million and consulting fees of $16,670 pursuant to the Retirement and Consulting Agreement described on page 6.

    (b) The Company's contribution for the accounts of Messrs. Hyatt, Almy and Michael in the Walter Industries, Inc. Profit Sharing Plan (the "Profit Sharing Plan") and accruals for the related Supplemental Profit Sharing Plan (the "Supplemental Profit Sharing Plan") which provides benefits which would have been provided under the tax-qualified Profit Sharing Plan but for restrictions on such benefits imposed by the Internal Revenue Code of 1986, as amended. The Profit Sharing Plan and the Supplemental Profit Sharing Plan amounts are for the plan years ended August 31, 1998 and August 31, 1999. The amounts to be contributed to Mr. Michael's account for the plan year ended August 31, 2000 are not currently available but are anticipated to not be materially different from the amounts for the plan year ended August 31, 1999. Due to their resignations prior to August 31, 2000 Messrs. Hyatt and Almy are not eligible for a contribution for the plan year ended August 31, 2000.

    (c) Accruals for the account of Mr. Fifield under the Company's Supplemental Pension Plan which provides benefits which would have been provided under a tax-qualified pension plan but for restrictions on such benefits imposed by the Internal Revenue Code of 1986, as amended. The current Supplemental Pension Plan year ends December 31, 2000; the amount to be accrued for Mr. Fifield under the Supplemental Pension Plan for 2000 has thus not been determined.

    (d) The matching and discretionary contributions by Mr. Scott-Hansen's employer, Applied Industrial Materials Corporation ("AIMCOR"), under its 401(k) Plan and, for the fiscal year ended May 31, 1998, a bonus of $216,000 paid to Mr. Scott-Hansen upon the consummation of the sale of AIMCOR to the Company in October 1997.

    (e) A payment of $175,004 paid upon Mr. Huge's resignation on May 8, 2000 pursuant to his separation agreement with the Company, representing the value of Mr. Huge's forfeited grants of stock, and a grant of $81,768 of Common Stock received by Mr. Huge on January 20, 2000 pursuant to his employment agreement, valued at $9.8125 per share, the closing market price of the Common Stock on the date of receipt.

       Except as noted above, the Company did not pay or provide other forms of compensation (such as perquisites) to any of the named executive officers in amounts having an aggregate value exceeding the lesser of $50,000 or 10% of the total annual salary and bonus reported for such officers.

(2) Mr. Hyatt resigned as Chairman, Chief Executive Officer and President on March 23, 2000. Mr. Durham was elected Chairman, Chief Executive Officer and President on April 3, 2000. Following Mr. Durham's resignation on April 24, 2000, Mr. Burton was elected Chairman, Chief Executive Officer and President. Mr. Burton resigned on August 2, 2000.

(3) Mr. Burton forfeited his options upon his resignation on August 2, 2000.

(4) Mr. Almy resigned on June 21, 2000.

(5) Mr. Almy forfeited his options upon his resignation on June 21, 2000.

(6) Mr. Fifield became an Executive Vice President of the Company on June 22, 2000.

(7) Mr. Scott-Hansen retired on June 30, 2000.

(8) Mr. Scott-Hansen forfeited his options upon his retirement on June 30, 2000.

(9) Mr. Huge became an employee of the Company in June 1999 and resigned on May 8, 2000.

(10) Mr. Huge received a sign-on bonus of $50,000 in June 1999 and a bonus of $150,000 upon his resignation on May 8, 2000 pursuant to his employment agreement with the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                               ----------------------------------------------------    POTENTIAL REALIZABLE
                                                  % OF                                   VALUE AT ASSUMED
                                NUMBER OF        TOTAL                                 ANNUAL RATES OF STOCK
                               SECURITIES       OPTIONS       EXERCISE                PRICE APPRECIATION FOR
                               UNDERLYING      GRANTED TO     OR BASE                       OPTION TERM
                                 OPTIONS       EMPLOYEES       PRICE     EXPIRATION   -----------------------
NAME                           GRANTED(1)    IN FISCAL 2000    ($/SH)     DATE(2)       5%(3)        10%(3)
----                           -----------   --------------   --------   ----------   ----------   ----------
Robert G. Burton(4)..........    500,000           29.3          8.625    4/24/2010   $2,712,108   $6,873,014
Robert G. Burton(4)..........    500,000           29.3         10.375    4/24/2010    1,837,108    5,998,014
G. Robert Durham.............     40,000            2.3         7.8125     4/3/2010      196,530      498,045
Kenneth E. Hyatt.............    100,000            5.9        10.4375    12/2/2009      666,589    1,679,680
Richard E. Almy(4)...........     50,000            2.9        10.4375    12/2/2009      333,295      839,840
Ralph E. Fifield.............     35,500            2.1        10.4375    12/2/2009      236,639      596,286
Peter Scott-Hansen(4)........     25,000            1.5        10.4375    12/2/2009      166,647      419,920
Arthur W. Huge(5)............          0              0              0           --            0            0
Robert W. Michael............     30,000            1.8        10.4375    12/2/2009      199,977      503,904

------------------------

(1) Mr. Durham's options became exercisable in full on April 24, 2000, the date of grant. Mr. Hyatt's options became exercisable in full upon his resignation on March 23, 2000. Mr. Michael's and Mr. Fifield's options will become exercisable in three equal installments commencing on December 2, 2000, the first anniversary of the date of grant, and continuing on each of the two subsequent anniversaries.

(2) The right to exercise all of the options expires no later than the tenth anniversary of the date on which they were granted.

(3) The amounts of hypothetical potential appreciation shown in these columns reflect required calculations at annual appreciation rates of 5% and 10% set by the Securities and Exchange Commission and, therefore, are not intended to represent either historical appreciation or anticipated future appreciation in the price of Common Stock.

(4) Due to their resignations within one year of the grant of options listed in this table, Messrs. Almy, Burton and Scott-Hansen forfeited such options upon termination of their employment with the Company on June 21, 2000, August 2, 2000, and June 30, 2000, respectively.

(5) Mr. Huge was granted options to purchase an aggregate of 100,000 shares during the fiscal year, all of which were forfeited upon his resignation on May 8, 2000.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            SHARES                       UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON       VALUE       OPTIONS AT FISCAL YEAR-END      FISCAL YEAR-END ($)(1)
NAME                     EXERCISE (#)   REALIZED ($)   (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)
----                     ------------   ------------   ---------------------------   ---------------------------
Robert G. Burton(2)....       0              0              0/1,000,000                   0/1,312,500
G. Robert Durham.......       0              0               140,000/0                     120,000/0
Kenneth E. Hyatt.......       0              0               500,000/0                     37,500/0
Richard E. Almy(2).....       0              0            159,666/83,334                   0/18,750
Ralph E. Fifield.......       0              0             50,000/85,500                   0/13,312
Peter
  Scott-Hansen(2)......       0              0             3,333/61,667                     0/9,375
Arthur W. Huge(2)......       0              0                  0/0                           0/0
Robert W. Michael......       0              0            110,000/50,000                   0/11,250

------------------------

(1) Represents the fair market value as of May 31, 2000 (at $10.8125 per share, the closing stock price on such date) of the option shares less the exercise price of the options.

(2) Due to their resignations prior to the first anniversary of the grant date of options granted during the fiscal year ended May 31, 2000, Messrs. Almy, Burton, Scott-Hansen and Huge forfeited 50,000, 1,000,000, 25,000 and 100,000 options, respectively.

PROFIT SHARING PLANS

    Under the Profit Sharing Plan and the Supplemental Profit Sharing Plan, amounts contributed by the Company for the benefit of the participants become payable upon termination of employment. In the case of the Supplemental Profit Sharing Plan, accrued amounts are payable, at the discretion of the Company, in either a lump sum or in sixty equal monthly installments. While the Profit Sharing Plan provides retirement benefits for all salaried employees of the Company and certain of its subsidiaries, the Company makes accruals for the Supplemental Profit Sharing Plan only for such employees as to whom the full contribution under the Profit Sharing Plan has been limited by the Internal Revenue Code. Mr. Michael participates in the Profit Sharing Plan and the Supplemental Profit Sharing Plan. Prior to their resignations, Messrs. Hyatt and Almy participated in the Profit Sharing Plan and the Supplemental Profit Sharing Plan. Prior to their resignations, neither Mr. Huge nor Mr. Burton had completed one year of service with the Company and, thus, neither was eligible to participate in either plan.

ANNUAL BENEFITS PAYABLE UNDER PENSION PLANS

    The table below sets forth the aggregate estimated annual retirement benefits payable under the Pension Plan for Salaried Employees of Subsidiaries, Divisions and/or Affiliates of Walter Industries, Inc. (the "Pension Plan") and under the Company's unfunded, non-qualified Supplemental Pension Plan (the "Supplemental Pension Plan" and, together with the Pension Plan, the "Pension Plans") for employees of certain subsidiaries of the Company retiring at normal retirement age (65) on June 1, 2000, and is based on social security covered compensation in effect on June 1, 2000:

                               PENSION PLAN TABLE

                                                                   YEARS OF SERVICE
                                                 ----------------------------------------------------
REMUNERATION                                        15         20         25         30         35
------------                                     --------   --------   --------   --------   --------
150,000........................................   30,555     40,740     50,925     61,110     71,295
175,000........................................   36,086     48,115     60,144     72,173     84,201
200,000........................................   41,618     55,490     69,363     83,235     97,108
225,000........................................   47,149     62,865     78,581     94,298    110,014
250,000........................................   52,680     70,240     87,800    105,360    122,920
300,000........................................   63,743     84,990    106,238    127,485    148,733
350,000........................................   74,805     99,740    124,675    149,610    174,545
400,000........................................   85,868    114,490    143,113    171,735    200,358
450,000........................................   96,930    129,240    161,550    193,680    226,170
500,000........................................  107,993    143,990    179,988    215,985    251,983
550,000........................................  119,055    158,740    198,425    238,110    277,795
600,000........................................  130,118    173,490    216,863    260,235    303,608
650,000........................................  141,180    188,240    235,300    282,360    329,420
700,000........................................  152,243    202,990    253,738    304,485    355,233
750,000........................................  163,305    217,740    272,175    326,610    381,045
800,000........................................  174,368    232,490    290,613    348,735    406,858

    Benefit payments under the Pension Plans are based on final average annual compensation (including overtime pay, incentive compensation and certain other forms of compensation reportable as wages taxable for Federal income tax purposes) for the five consecutive years within the final ten years of employment prior to normal retirement age (65) which produce the highest average. This is generally equivalent to the sum of the amounts included under the Salary and Bonus column headings in the Summary Compensation Table above. Benefit amounts are shown on a straight-line annuity basis, payable annually upon retirement at age 65. No offsets are made for the value of any social security benefits earned. The Company makes accruals for the Supplemental Pension Plan only for such employees as to whom the pension benefits under the Pension Plan have been limited by the Internal Revenue Code. In the case of the Supplemental Pension Plan, the employer may, in its sole discretion, elect to furnish any and all benefits due by purchasing annuities, or by other means at its disposal, including payment of the present value of such benefits.

    Of the named executive officers only Mr. Fifield is a participant in the Pension Plans with 2.5 credited years of service. Prior to June 1, 1996,
Mr. Almy was employed by a subsidiary of the Company and participated in the Pension Plans (4.5 credited years of service).

COMPENSATION COMMITTEE INTERLOCKS OR INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    During the fiscal year ended May 31, 2000, two employee directors, Messrs. Hyatt and Almy, participated in deliberations of the Company's Board concerning executive compensation. However, neither Mr. Hyatt nor Mr. Almy voted on executive compensation matters in which they were directly involved; instead they abstained on such occasions.

                               PERFORMANCE GRAPH

    The following line graph compares the Company's cumulative stock market performance with the Russell 2000 Stock Index ("Russell 2000") and the Dow Jones Industrial-Diversified Index ("Dow Jones Industrial-Diversified").

    Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Company's Common Stock, the Russell 2000 and the Dow Jones Industrial-Diversified on June 1, 1995 and
(ii) reinvestment of all dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG WALTER INDUSTRIES, INC., RUSSELL 2000 AND DOW JONES INDUSTRIAL-DIVERSIFIED

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                  JUN-95  MAY-96  MAY-97  MAY-98  MAY-99  MAY-00
WALTER INDUSTRIES INC.               100   96.26  106.54  142.99   98.13   81.57
RUSSELL 2000 INDEX                   100  133.89  140.89  168.96  162.32   176.2
DOW JONES INDUSTRIAL-DIVERSIFIED     100  129.79  164.38  208.69  246.43  314.77

                                                                   INDEXED RETURNS
                                                                     YEARS ENDING
                        BASE PERIOD    ------------------------------------------------------------------------
COMPANY/INDEX           JUNE 1, 1995   MAY 31, 1996   MAY 31, 1997   MAY 31, 1998   MAY 31, 1999   MAY 31, 2000
-------------           ------------   ------------   ------------   ------------   ------------   ------------
WALTER INDUSTRIES,
  INC. ...............      100            96.26         106.54         142.99          98.13          81.57
DOW JONES INDUSTRIAL--
  DIVERSIFIED.........      100           129.79         164.38         208.69         246.43         314.77
RUSSELL 2000..........      100           133.89         140.89         168.96         162.32         176.20

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee"), consists entirely of non-employee directors and is responsible for reviewing and approving executive compensation philosophy and policies, as well as the application of such policies to the compensation of the Company's Chief Executive Officer and other executive officers. The Committee is also responsible for the administration of and awards under the Amended 1995 Long-Term Incentive Stock Plan of Walter Industries, Inc. (the "1995 Stock Plan").

GENERAL COMPENSATION POLICY

    The purpose of the Company's executive compensation program is to
(i) attract, motivate and retain qualified key executives who are responsible for the success of the Company as a whole, (ii) provide incentives to management to increase stockholder value, (iii) increase the overall performance of the Company and (iv) increase the performance of individual executives.

PRINCIPAL COMPENSATION ELEMENTS

    For fiscal 2000 the principal elements of the Company's executive compensation were base pay, short-term cash incentive compensation and stock-based incentives. To determine guidelines for each of these elements of compensation, the Company has, for many years, maintained specific salary grade levels and corresponding pay ranges for every salaried position in the Company. Such salary ranges are periodically benchmarked against external salary survey data, including comparable compensation data for numerous diversified manufacturing and residential construction companies. The Committee believes that such surveys provide a reliable standard for measuring the Company's compensation practices. As part of this benchmarking process, the Company reviews and evaluates its executive pay structure with outside compensation consultants to confirm the validity of the executive salary ranges and to conform such structure with competitive market levels for several key positions, including the Chief Executive Officer.

BASE SALARY

    The Committee annually reviews and approves the base salary of each executive officer. In determining salary adjustments, the Committee considers the responsibilities associated with the position, individual contribution and performance and applicable external salary survey data.

EXECUTIVE BONUSES

    The Company's executive officers are eligible for annual cash bonuses under the Company's Annual Incentive Plan for Key Employees (the "Incentive Plan"). The Incentive Plan utilizes targets based on operating income and return on assets employed objectives to determine bonus funding pools for key corporate and subsidiary employees. Bonuses paid to employees of the Company's operating subsidiaries are based on the relative performances of each of the Company's operating subsidiaries, and bonuses paid to corporate employees are based on the performance of the Company as a whole.

    Mr. Huge received a bonus of $150,000 upon his resignation on May 8, 2000 pursuant to his employment agreement with the Company, and Mr. Almy was awarded a bonus of $230,000 upon his resignation on June 21, 2000 (representing a bonus under the Incentive Plan for the year ended May 31, 2000) pursuant to his separation agreement with the Company. Messrs. Durham and Burton were not eligible to participate in the Incentive Plan, and Mr. Hyatt did not receive a bonus under the Incentive Plan due to his resignation on March 23, 2000.

    The bonus paid to Mr. Scott-Hansen, who retired June 30, 2000, was determined under a Management Incentive Compensation Plan for the executives of AIMCOR.

    STOCK-BASED COMPENSATION

    The Committee believes that equity ownership by management is beneficial in aligning the interests of management and the Company's stockholders for the purpose of enhancing stockholder value. To this end, in July 1995 the Company adopted the 1995 Stock Plan and in September 1997 amended the 1995 Stock Plan to provide for additional shares of Common Stock.

    The purpose of the 1995 Stock Plan is to provide stock based awards as components of executive compensation to assure external competitiveness of total compensation, encourage equity ownership by key executives, motivate executives to improve long-term stock performance, and align executives' interests with the enhancement of stockholder value.

    Under the 1995 Stock Plan, grants are made periodically by the Committee based on recommendations of the Chief Executive Officer (with the exception of grants to the Chief Executive Officer) and the advice of the Committee's outside consultant, taking into consideration the respective responsibilities of each position, external stock-based compensation survey data, and the strategic and operational goals and performance of each participant. Awards to the Chief Executive Officer are determined separately by the Committee and are based on, among other things, the Committee's perception of expected future contributions by the Chief Executive Officer to the Company's long-term performance.

    The exercise price for all options granted during fiscal 2000 were at the then market value of the Common Stock based on an average of the high and low prices on the date of the grant, or a price higher than market value. The exercise price of awards granted, the life of such awards, vesting of awards and other terms and conditions of awards granted under the 1995 Stock Plan are determined by the Committee, in its discretion. Options must expire not more than 10 years from their date of grant.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" as defined in Section 162(m). All of the members of the Committee qualify as "outside directors." The Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation. In September 1997 the stockholders approved the Incentive Plan which is intended to ensure that amounts paid under such plan are deductible for federal income tax purposes.

COMPENSATION OF CHAIRMEN OF THE BOARD AND CHIEF EXECUTIVE OFFICERS

    Mr. Burton joined the Company as Chairman of the Board, President and Chief Executive Officer on April 24, 2000. The Board of Directors, after due consideration, agreed that Mr. Burton's base compensation would be at a rate of $900,000 per annum. In setting Mr. Burton's compensation the Board considered factors such as Mr. Burton's individual experience, expertise in his prior position, anticipated contribution to the Company and pay practices in effect for chief executive officers generally. Mr. Burton resigned on August 2, 2000 and, in addition to his compensation paid to the date of his resignation, was paid a lump sum of $2,353,222 pursuant to his Separation Agreement with the Company.

    The options to purchase an aggregate of 1,000,000 shares of Common Stock granted to Mr. Burton on April 24, 2000 pursuant to the 1995 Stock Plan were forfeited upon his resignation on August 2, 2000. Mr. Burton was also afforded the right to acquire $2 million of Common Stock at $8.25, the closing market price of the Common Stock on March 10, 2000, the date on which Mr. Burton conditionally accepted employment with the Company. Mr. Burton exercised such right on April 24, 2000 and acquired 242,425 shares of Common Stock at an aggregate price of $2,000,006. Pursuant to his Separation Agreement, the Company purchased such shares from Mr. Burton for $2,000,006 on August 7, 2000.

    Mr. Durham, who acted as Chairman of the Board, President and Chief Executive Officer from April 3, 2000 until April 24, 2000, received no cash compensation from the Company for his services. Mr. Durham's sole compensation was the grant by the Company of options to purchase 40,000 shares of Common Stock at $7.8125 per share, the average market value of the Common Stock as of April 3, 2000, the date of his appointment as Chairman, President and Chief Executive Officer.

    Mr. Hyatt resigned from his employment with the Company effective as of March 23, 2000 and entered into a Retirement and Consulting Agreement with the Company, which includes the following provisions: a severance payment to him of $3.9 million in April 2000; the right to exercise all outstanding options (whether or not yet exercisable); deferred compensation of $100,000 for each of the three years following his resignation in lieu of the contributions that the Company would have made on his behalf to the Company's Profit Sharing and Supplemental Profit Sharing Plans had he not resigned from the Company; and office space and secretarial support until he commences other employment. The Agreement also provides that for a period of three years from his resignation, Mr. Hyatt will be paid an annual consulting fee of $100,000 and will render to the Company such services of an advisory or consulting nature as the Company may reasonably require. The Agreement also contains a covenant prohibiting, during the term of the Agreement and for a period of one year after its termination, Mr. Hyatt's engagement in a business in competition with the Company or its subsidiaries.

SUMMARY

    The Committee believes that the mix of market-based salaries, significant variable cash incentives for short-term performance, and long-term incentives in the form of stock-based awards which provide the potential for equity ownership in the Company represents a balance that will enable the Company to attract and retain key executive talent necessary for long-term growth. The Committee further believes that this program strikes an appropriate balance between the interests of stockholders and needs of the Company in operating its businesses.

                                          COMPENSATION COMMITTEE
                                          James L. Johnson, Chairman
                                          Howard L. Clark, Jr.
                                          Perry Golkin

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

    Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during the fiscal year ended May 31, 2000.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following tables furnish information, as of August 21, 2000 as to:
(i) shares of Common Stock beneficially owned by each nominee for director and each executive officer of the Company named in the Summary Compensation Table herein; (ii) shares of Common Stock beneficially owned by all current directors and executive officers of the Company as a group; and (iii) the name and address of each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock. Except as indicated below, to the knowledge of the Company, each person indicated in the following tables has sole voting and investment power as to the shares shown.

                 OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                          NUMBER OF SHARES
                                                          OF COMMON STOCK          PERCENT OF COMMON
NAME OF BENEFICIAL OWNER                                 BENEFICIALLY OWNED       STOCK OUTSTANDING(1)
------------------------                                 ------------------       --------------------
Robert F. Amter........................................                  0                     *
Director

Donald N. Boyce........................................             20,000(2)                  *
Director and Interim Chairman, President and Chief
  Executive Officer

Howard L. Clark, Jr....................................                   (3)                   (3)
Director

Perry Golkin...........................................         13,958,589(4)(5)            30.1(4)(5)
Director

James L. Johnson.......................................             10,000                     *
Director

Scott C. Nuttall.......................................                  0                     *
Director

Wayne W. Robinson......................................                  0                     *
Director

Neil A. Springer.......................................                  0                     *
Director

Michael T. Tokarz......................................         13,958,589(4)(5)            30.1(4)(5)
Director

Richard E. Almy........................................            177,060(6)                  *
Former Executive Vice President and Chief Operating
  Officer

Robert G. Burton(7)....................................                  0                     *
Former Chairman, Chief Executive Officer and President

G. Robert Durham(8)....................................            100,000(9)                  *
Former Chairman, Chief Executive Officer and President

Ralph E. Fifield.......................................             84,804(10)                 *
Executive Vice President of the Company and President
  of United States Pipe and Foundry Company, Inc. a
  subsidiary of the Company

                                                          NUMBER OF SHARES
                                                          OF COMMON STOCK          PERCENT OF COMMON
NAME OF BENEFICIAL OWNER                                 BENEFICIALLY OWNED       STOCK OUTSTANDING(1)
------------------------                                 ------------------       --------------------
Peter Scott-Hansen.....................................             39,255(11)                 *
Former President of Applied Industrial Materials
  Corporation, a subsidiary of the Company

Arthur W. Huge(12).....................................             13,933(13)                 *
Former Executive Vice President and Chief Financial
  Officer

Kenneth E. Hyatt(14)...................................            506,480(5)(15)            1.1
Former Chairman, Chief Executive Officer and President

Robert W. Michael......................................            134,043(5)(16)              *
Senior Vice President and Group Executive; President of
  Jim Walter Homes, Inc. a subsidiary of the Company

All current directors and executive officers as a group
  (19 individuals).....................................         14,457,322(5)(17)           31.2

------------------------

* LESS THAN 1% OF OUTSTANDING COMMON STOCK

(1) To calculate each executive officer's percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options beneficially owned by that executive officer. Options held by other executive officers, however, are disregarded in this calculation. Therefore, in this table, the denominator used in calculating beneficial ownership among executive officers may differ.

(2) Includes 10,000 shares owned by Mr. Boyce's wife.

(3) Mr. Clark is Vice Chairman of Lehman Brothers, Inc. See "Ownership of Principal Stockholders" below for information concerning ownership of shares by Lehman Brothers, Inc.'s affiliate, Lehman Brothers Holdings, Inc.

(4) Messrs. Tokarz and Golkin are general partners of KKR Associates, L.P., which is the sole general partner of each of JWC Associates, L.P., JWC Associates II, L.P. and KKR Partners II, L.P. (the "KKR Investors") and Channel One Associates, L.P. ("Channel One"), and thus Messrs. Tokarz and Golkin may be deemed to be beneficial owners of the shares owned by the KKR Investors and Channel One (see "Ownership of Principal Stockholders" below). Messrs. Tokarz and Golkin disclaim beneficial ownership of such shares. The number of shares of Common Stock includes 3,553,380 shares of Common Stock held in an escrow account established on September 13, 1995 for the benefit of the KKR Investors pursuant to the Plan of Reorganization. Each of the KKR Investors currently has the power to vote a portion of such shares. See Footnote (5) below and Footnote (1) under "Ownership of Principal Stockholders" below. For so long as the KKR Investors have the power to exercise voting rights with respect to such escrowed shares, or if all such escrowed shares were distributed to the KKR Investors, Messrs. Tokarz and Golkin may be deemed to be beneficial owners of such 3,553,380 escrowed shares of Common Stock. Messrs. Tokarz and Golkin disclaim beneficial ownership of such shares.

(5) Includes 6,234, 4,363 and 3,553,380 shares of Common Stock held in an escrow account for the benefit of Mr. Hyatt, Mr. Michael and the KKR Investors, respectively, established on September 13, 1995 pursuant to the Plan of Reorganization. To the extent that certain contingencies regarding Federal income tax claims of the Company are resolved satisfactorily, such escrowed shares will be distributed to such persons under the Plan of Reorganization. To the extent such matters are not settled satisfactorily, some or all of the escrowed shares may be returned to the Company and canceled. Until such matters are finally determined, such persons will have the power to exercise voting rights with respect to such respective escrowed shares of Common Stock. For so long as such persons have the power to exercise voting rights with respect to such escrowed shares, or if all such escrowed shares were distributed to such persons, such persons will be deemed to beneficially own such escrowed shares of Common Stock.

(6) Includes options to purchase 159,666 shares exercisable currently or within 60 days of August 21, 2000. Mr. Almy resigned on June 21, 2000.

(7) Mr. Burton was appointed Chairman, Chief Executive Officer and President on April 24, 2000 and resigned on August 2, 2000.

(8) Mr. Durham was appointed Chairman, Chief Executive Officer and President on April 3, 2000 and resigned on April 24, 2000.

(9) All of these shares represent options to purchase a total of 100,000 shares, exercisable currently or within 60 days of August 21, 2000.

(10) Includes options to purchase 75,000 shares exercisable currently or within 60 days of August 21, 2000.

(11) Includes options to purchase 3,333 shares exercisable currently or within 60 days of August 21, 2000. Mr. Scott-Hansen retired on June 30, 2000.

(12) Mr. Huge resigned on May 8, 2000.

(13) Shares of Common Stock owned as of May 31, 2000.

(14) Mr. Hyatt resigned as Chairman, Chief Executive Officer and President on March 23, 2000.

(15) Includes options to purchase 500,000 shares exercisable currently or within 60 days of August 21, 2000.

(16) Includes options to purchase 110,000 shares exercisable currently or within 60 days of August 21, 2000.

(17) Includes 13,958,589 shares of Common Stock owned of record by the KKR Investors and Channel One, which may be deemed to be beneficially owned by Messrs. Tokarz and Golkin. See Footnotes (4) and (5) above. Does not include shares of Common Stock owned by Lehman Brothers Holdings, Inc. See Footnote
    (3) above. Also includes 367,666 shares purchasable by all current directors and executive officers under stock options exercisable currently or within 60 days of August 21, 2000.

                      OWNERSHIP OF PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of the close of business on August 21, 2000, information as to those holders (other than officers and directors of the Company), known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company's Common Stock. Except as indicated below, to the knowledge of the Company, each stockholder indicated in the following table has sole voting and investment power as to the shares shown.

NAME AND COMPLETE MAILING ADDRESS                             NUMBER OF SHARES   PERCENT OF CLASS
---------------------------------                             ----------------   ----------------
The KKR Investors(1)........................................     13,958,589            30.1
(JWC Associates, L.P., JWC Associates II, L.P.
and KKR Partners II, L.P.) and
Channel One Associates, L.P.
c/o Kohlberg Kravis Roberts & Co., L.P.
9 West 57th Street
New York, NY 10009

Asbestos Settlement Trust(2)................................      5,470,662            11.8
Mellon Bank Center
919 Market Center
Wilmington, DE 19801

Lehman Brothers Holdings, Inc. .............................      2,853,695             6.2
3 World Financial Center
New York, NY 10285

Samuel R. Shapiro...........................................      5,344,430            11.5
Shapiro Capital Management Company, Inc.(3)
Kaleidoscope Fund, L.P.
3060 Peachtree Road, N.W.
Atlanta, GA 30305

Leon G. Cooperman(4)........................................      2,929,563             6.3
(Omega Capital Partners, L.P.,
Omega Institutional Partners, L.P.
Omega Overseas Partners, Ltd.
Omega Capital Investors, L.P.)
88 Pine Street
Wall Street Plaza--31st Floor
New York, NY 10005

------------------------

(1) The shares of Common Stock are owned of record by the KKR Investors as follows: 9,309,427 shares are owned of record by JWC Associates, L.P.; 61,687 shares are owned of record by JWC Associates II, L.P.; and 225,675 shares are owned of record by KKR Partners II, L.P., including 3,446,979, 22,841, and 83,560 shares, respectively, held in an escrow account established on September 13, 1995 pursuant to the Plan of Reorganization. To the extent that certain contingencies regarding Federal income tax claims of the Company are resolved satisfactorily, up to 3,553,380 of the escrowed shares will be distributed to the KKR Investors under the Plan of Reorganization. To the extent such matters are not settled satisfactorily, some or all of the escrowed shares may be returned to the Company and canceled. Until such matters are fully determined, the KKR Investors will have the power to exercise voting rights with respect to such shares of Common Stock. For so long as the KKR Investors have the power to exercise voting rights with respect to all such escrowed shares, or if all such escrowed shares were distributed to the KKR Investors, the KKR Investors will beneficially own such 3,553,380 shares of Common Stock. The Company has been advised that as of August 21, 2000 Channel One owned of record 4,361,800 shares of Common Stock.

    KKR Associates, L.P. is the sole general partner of each of the KKR Investors and Channel One. The general partners of KKR Associates, L.P. are Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Michael W. Michelson, Paul E. Raether, Michael T. Tokarz, James H. Greene, Jr., Perry Golkin, Scott M. Stuart and Edward A. Gilhuly, each of whom disclaims beneficial ownership of such shares. See "Ownership of Directors and Executive Officers" above.

(2) The Celotex Trust is subject to an agreement with the Company and Lehman Brothers Inc. pursuant to which it is obligated to vote and execute written consents with respect to the shares of Common Stock held by it in proportion to the votes cast or consents executed and delivered by all other holders of Common Stock on each matter voted on by stockholders. Identical restrictions on the voting of Common Stock by the Celotex Trust are contained in the Company's Amended and Restated Certificate of Incorporation and the Plan of Reorganization.

(3) According to the Schedule 13G filed by Shapiro Capital Management
    Company, Inc., Samuel R. Shapiro and the Kaleidoscope Fund, LP with the Securities and Exchange Commission on April 10, 2000 (the "Shapiro 13G"), advisory clients of Shapiro Capital Management Company, Inc. and the Kaleidoscope Fund, LP own an aggregate of 5,313,830 shares of Common Stock. According to the Shapiro 13G, Mr. Shapiro is the president and majority shareholder of Shapiro Capital Management Company, Inc. and the Kaleidoscope Fund, LP and exercises dispositive power over such shares and Mr. Shapiro's wife owns 30,600 shares of Common Stock as to which Mr. Shapiro may be deemed to be a beneficial owner.

(4) According to the Schedule 13G filed by Mr. Cooperman with the Securities and Exchange Commission on February 9, 2000, the shares of Common Stock beneficially owned by Mr. Cooperman are as follows: 799,860 shares are beneficially owned by Omega Capital Partners, L.P.; 49,739 shares are beneficially owned by Omega Institutional Partners, L.P.; 105,300 shares are beneficially owned by Omega Capital Investors, L.P.; 1,231,835 shares are beneficially owned by Omega Overseas Partners, Ltd.; and 742,829 shares are beneficially owned by certain institutional clients for which Mr. Cooperman serves as the discretionary investment advisor.

                              STOCKHOLDER PROPOSAL

    The Company has been advised that T. A. McKay & Co., Inc. ("McKay"), 630 Fifth Avenue, Suite 1956, New York, NY 10111, as fund manager of Simplon Investments Limited and Simplon Partners L.P., intends to introduce the following resolution at the Annual Meeting:

    "Resolved: That the shareholders of Walter Industries, Inc. hereby request and recommend that the Board of Directors take all necessary action to liquidate Walter Industries, Inc. through the sale of all its operating businesses for cash and use the proceeds to repay all of its outstanding debt, pay capital gains taxes due, and make liquidating distributions to its shareholders."

    McKay has submitted the following statement in support of the resolution:

    "When Walter Industries, Inc. emerged from Chapter 11 reorganization in 1995, its stock traded in the mid-teens. Since then, the Dow Jones Industrial Average and the Standard & Poor's 500 Index have nearly tripled, while the price of Walter Industries stock has declined to the $7 - 14 range.

    None of the Walter Industries, Inc.'s five business units has any connection to any of the other, making the combination difficult for management to oversee effectively. This is evident from the disappointing results achieved by Aimcor since its acquisition and the ongoing problems in the coal mining unit. None of the businesses except for homebuilding is located anywhere near the corporate headquarters in Tampa. Moreover, the collection of unrelated businesses makes Walter Industries exceedingly difficult for investors to analyze and value appropriately.

    If Walter Industries were to be liquidated, we believe that cash distributions in the $20 1/2 - 25 range, net of all taxes and debt repayment, could be made. Therefore, we believe a liquidation of Walter Industries is in the best interest of all of Walter Industries' shareholders."

    The Company has been advised by McKay that investment funds managed by McKay beneficially own 795,000 shares of Common Stock.

COMPANY'S RESPONSE IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

    The Board opposes the proposal because it believes that liquidation of the Company is not in the best interests of stockholders. The proposal fails to recognize significant changes within the Company since the proposal was submitted. It is also based on the erroneous premise that the Company's various operating businesses could be sold promptly at a substantial premium over the current market price of the Common Stock.

    Since April 2000, when the proposal was submitted, the Board has taken significant actions, which it believes will provide long-term value to stockholders. Among these actions is the installation of a new management team and actions by that team to reduce costs and improve operations of the Company's existing business. The management team consists of a group of experienced executives with a proven track record of creating value for stockholders.

    The Board believes that the Company's basic businesses are sound and, with the help of new management, are capable of delivering increased earnings in future years. The new management realizes the need to deal with under-performing businesses (such as the Company's coal mining subsidiary), reduce costs and optimize the value of the Company's portfolio of businesses. Management has already announced that it intends to reduce overhead costs by $25,000,000 during fiscal 2001. The Board believes the Company's new management, with its proven track record and aggressive approach to cost reduction, will be able to selectively realize value from the Company's businesses and yield long-term value to stockholders.

    The Board believes that the proposal's premise that the sale of the Company's various operating businesses and its subsequent liquidation can yield this premium to current market value of the Common Stock lacks merit. McKay presents no data, analyses or other factual support for its statement that the Company's liquidation value, net of taxes and debt, is $20 1/2 to $25 per share. The Board knows of no current, credible information that would support a present liquidation value for the Company in this range. Liquidation of any business is a lengthy and time consuming process, often yielding substantially less than preliminary estimates of value. Attempting to liquidate the Company would likely have a detrimental effect on its work force and customer base, depressing its value and, accordingly, the amount of cash distributions to stockholders. The Board believes that the long-term value of the Company to its stockholders can best be realized as a going concern, not pursuant to a liquidation.

    The approval of the stockholder proposal requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. Abstentions from voting, as well as broker non-votes, will be considered as votes cast against the proposal and, therefore, will have the same effect as a vote against the liquidation of the Company. Unless otherwise instructed, the proxy holders will vote the proxies held by them AGAINST the stockholder proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

                                 OTHER BUSINESS

    The Board and management do not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor do they know of any business which other persons intend to present at the Annual Meeting. Should any other matter or business requiring a vote of stockholders arise, the persons named in the enclosed proxy intend to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with their best judgment in the interest of the Company.

    DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Stockholder proposals must conform to the Company's by-laws and the requirements of the SEC. If a stockholder intends to present a proposal at the 2001 Annual Meeting, SEC rules require that the Company receive the proposal by May 14, 2001, for possible inclusion in the Proxy Statement. If the date of the 2001 Annual Meeting changes by more than 30 days from October 19, 2001, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials for the 2001 Annual Meeting. The Company will determine whether to include a proposal in the Proxy Statement in accordance with SEC rules governing the solicitation of proxies.

    If a stockholder intends to nominate a candidate for director, the Company's by-laws require that the Company receive timely notice of the nomination. A nomination for the 2001 Annual Meeting will be considered timely if it is received no earlier than July 1, 2001 and no later than July 21, 2001. The notice of nomination must describe various matters specified in the Company's by-laws, including the name and address of the stockholder making the nomination, the number of shares held by the stockholder, each proposed nominee, each of their occupations, and certain other information.

    Each notice must be given to the Secretary of the Company, whose address is 1500 N. Dale Mabry Highway, Tampa, Florida, 33607.

                                          By Order of the Board of Directors

                                          /s/ Edward A. Porter
                                          EDWARD A. PORTER
                                          Secretary
                                          Walter Industries, Inc.

Tampa, Florida
September 11, 2000

                                    [LOGO]
                           WALTER INDUSTRIES, INC.

PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

D. N. Boyce, J. L. Johnson and M. T. Tokarz, or any of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned at the Annual Meeting of Stockholders of Walter Industries, Inc. to be held at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida, Meeting Room - Audubon II on Thursday, October 19, 2000 at 10:00 a.m. or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1, THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR ITEM 2, THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AND AGAINST
ITEM 3, THE STOCKHOLDER PROPOSAL REQUESTING LIQUIDATION OF THE COMPANY.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

                   IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THE "WILL ATTEND" BLOCK: WILL ATTEND |_|
-----------------------------------------------------------------------------------------------------------------------------
                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.
-----------------------------------------------------------------------------------------------------------------------------
ITEM 1. ELECTION OF DIRECTORS
        NOMINEES:   D.N. BOYCE   P. GOLKIN    S.C. NUTTALL   N.A. SPRINGER    M.T. TOKARZ
                    R.F. AMTER   H.L. CLARK   J.L. JOHNSON   W.W. ROBINSON

        FOR ALL NOMINEES  |_|    WITHHOLD ALL NOMINEES  |_|    FOR ALL EXCEPT  |_|

-----------------------------------------------------------------------------------------------------------------------------
        [INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE'S NAME ON THE LINE ABOVE]

-----------------------------------------------------------------------------------------------------------------------------
ITEM 2. Ratification of the appointment of                   ITEM 4. Upon any other business which may properly come
        PricewaterhouseCoopers LLP as independent                    before the meeting or any adjournment thereof.
        certified public accountants for the fiscal         |----------------------------------------------------------------
        year ending May 31, 2001.                           |PLEASE MARK, SIGN (EXACTLY AS  NAME(S) APPEARS BELOW),
                                                            |DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE POSTAGE
        FOR |_|    AGAINST |_|    ABSTAIN  |_|              |PAID RETURN ENVELOPE PROVIDED. EXECUTORS, TRUSTEES,
------------------------------------------------------------|ADMINISTRATORS, ATTORNEYS, GUARDIANS, ETC., SHOULD SO
ITEM 3. A proposal made by one stockholder requesting       |INDICATE WHEN SIGNING. CORPORATION PROXIES SHOULD BE
        liquidation of the Company.                         |SIGNED BY AUTHORIZED OFFICERS.
                                                            |
        FOR |_|    AGAINST |_|    ABSTAIN  |_|              |
------------------------------------------------------------|----------------------------------------------------------------

                                                                                                                        ,2000
                                                             -----------------------------------------------------------
                                                             Date

                                                             ----------------------------------------------------------------
                                                             Signature

                                                             ----------------------------------------------------------------
                                                             Signature

                                                             ----------------------------------------------------------------
                                                             Title or Authority

                         REMOVE PROXY AT PERFORATION AND RETURN IN ENCLOSED BUSINESS REPLY ENVELOPE